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                                  NEWS RELEASE
                                February 2, 2001

FOR IMMEDIATE RELEASE                               Contact: Michael J. Blodnick
                                                                  (406) 756-4242
                                                               James H. Strosahl
                                                                  (406) 756-4263

                              GLACIER BANCORP, INC.
                    EARNINGS FOR QUARTER AND YEAR ENDED DECEMBER 31, 2000

HIGHLIGHTS FOR THE QUARTER: (1)

o Record earnings for fourth quarter of $3.731 million, up 23 percent from last year.

o Net diluted operating earnings per share of $.32, up 19 percent from prior years'quarter.

o   Record earnings for year of $14.003 million, up 13 percent from last year.

o Net diluted operating earnings per share of $1.21, up 13 percent from last year.

o Commercial and consumer loan growth of 31 percent and 15 percent, respectively.

o   Asset quality continues to be strong with high credit standards maintained.

o Acquisitions of WesterFed Financial, and Idaho and Utah branches, nearing completion.

o Successfully undertook $35 million offering of trust preferred securities issued January 30, 2001.

Note:

(1) All prior period amounts have been restated to reflect the February 2000 acquisition of Mountain West Bank of Coeur d'Alene, Idaho using the pooling method of accounting. All per share amounts have been adjusted for the effect of the 10 percent stock dividend in May 2000.

    The acquisition of the two Butte, Montana offices of Washington Mutual, with approximately $73 million in deposits, was completed as of October 8, 1999. The information contained in this document includes the impact of that acquisition which was accounted for as a purchase. Under purchase accounting rules only results from the purchase date forward are included and there are no adjustments to historical information.

KALISPELL, MONTANA - Glacier Bancorp, Inc. (Nasdaq: GBCI) reported record net earnings of $3.731 million, or fully diluted earnings per share of $.32, for the fourth quarter of 2000, compared with $3.029 million, or fully diluted earnings per share of $.27, for the same quarter of 1999, an increase in per share earnings of 19 percent. Return on average assets and return on average equity for the quarter were 1.4 percent and 15.3 percent, respectively, which compares favorably to returns of 1.3 percent and 14.5 percent for the same quarter of 1999.

"We are very pleased to report record fourth quarter and annual earnings," said Mick Blodnick, President and CEO. "Strong loan growth was a significant factor in achieving this level of earnings. Prudent credit quality standards continue to be a company focus, which has resulted in non-performing assets as a percentage of total assets to be at the lowest level in several years. We are particularly pleased to have accomplished these results as we simultaneously moved toward completion of our pending acquisitions, and successful completed our trust preferred offering".

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Since December 31, 1999 total assets have increased $82.7 million, or 8 percent, to $1.057 billion. Total loans, net of the reserve for loan losses, have increased $81.4 million, or 12 percent. The loan growth has occurred in commercial loans, which have increased $61.0 million, or 22 percent, and consumer loans, which have increased $15.2 million, or 10 percent. Residential real estate loans have increased at a slower pace, $6.2 million or 3 percent, in accordance with management's plan to retain fewer real estate loans which generally have lower interest rates than other types of loans. Total investments have increased $2.6 million, or 1 percent.

Total deposits have increased $76.5 million, or 12 percent, over the December 31, 1999 balances. Non-interest bearing deposits are up $14.3 million, or 11 percent, and interest-bearing deposits have increased $62.2 million, or 12 percent. The 1999 deposits included approximately $5 million associated with the Glacier Bank, Hamilton and Thompson Falls offices that were sold in 2000. Borrowed funds have decreased $9.3 million, or 4 percent as a result of the deposit increase.

Capital as a percentage of assets ratio is at 9.3 percent at the end of 2000 which is higher than the 8.1 percent average of the Company's peer group of similar sized companies as reported in the Federal Reserve Bank's "Bank Performance Report" ("Peer Group"). The book value per share has increased from $7.44 at December 31, 1999 to $8.57 at December 31, 2000.

OPERATING RESULTS FOR THREE MONTHS ENDED DECEMBER 31, 2000 COMPARED TO DECEMBER 31, 1999

Net Interest Income

Top line revenue growth continues to accelerate. Net interest income for the quarter was $10.901 million, an increase of $837 thousand, or 8 percent, over the same period in 1999. The Federal Reserve Bank has raised interest rates 175 basis points since June 30, 1999 which created a larger percentage increase in interest expense than in interest income. However, the growth in earning assets and the increase in non-interest bearing deposits resulted in a significant increase in net interest income. Net interest margin continues to be a challenge. As a percentage of earning assets, on a tax equivalent basis, it has declined from 4.7 percent in 1999 to 4.5 percent in 2000. Funding costs as a result of the Federal Reserve actions continue to put pressure on the net interest margin.

Loan Loss Provision and Non-Performing Assets

Asset quality continued to be very strong during the quarter. Non-performing assets as a percentage of total assets at December 31, 2000 were .20 percent versus .23 at the same time last year, well below the Peer Group average of .51 percent at September 30, 2000, the most recent information available. The reserve for loan losses was 372 percent of non-performing assets at December 31, 2000, up from 295 percent a year ago. During this same period non-performing assets declined from $2.278 million to $2.097 million a decrease of $181 thousand, or 8 percent.

With the growth in loan balances, and the continuing change in loan mix from residential real estate to commercial and consumer loans, which historically have greater credit risk, the Company has increased the balance in the reserve for loan losses account. The reserve balance has increased $1.077 million, or 16 percent, to $7.799 million, which is 1.05 percent of total loans outstanding, up from 1.02 percent of loans at December 31, 1999. The fourth quarter provision expense for loan losses was $381 thousand, down from $476 thousand during the same quarter in 1999.

Non-interest Income

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Fee income from loans was $20 thousand higher in the fourth quarter of 2000 than the same quarter in 1999. There also was an increase in service charge and other fee income of $224 thousand, or 12 percent. Other income, net of gains on security sales of $56 thousand, decreased by $103 thousand for a net increase in non-interest income of $141 thousand, or 5 percent.

Non-interest Expense

Non-interest expense increased by $64 thousand, or 1 percent, over the fourth quarter of 1999. Compensation and employee benefits increased $210 thousand, or 5 percent. Occupancy and equipment expense was up $146 thousand, or 13 percent, primarily the result of bringing our data center on-line in the fourth quarter of 1999. Other expenses were down $292 thousand, or 10 percent.

Efficiency Ratio

The efficiency ratio, which is a measure of cost versus revenue, was 57 percent for the quarter, down from 61 percent for the same quarter in 1999. This compares favorably to the peer group average of approximately 61 percent.

OPERATING RESULTS FOR THEYEAR ENDED DECEMBER 31, 2000 COMPARED TO DECEMBER 31, 1999

Net earnings of $14.003 million was an increase of $1.651 million, or 13 percent over 1999. Fully diluted operating earnings per share were $1.21 an increase of $.14, or 13 percent over last year. The return on average assets and the return on average equity were 1.4 percent and 15.8 percent respectively. The 1999 return on average assets was 1.4 percent and the return on average equity was
14.6 percent.

Net Interest Income

Net interest income for the year was $41.480 million an increase of $4.396 million, or 12 percent over the same 1999 period. Growth in earning assets combined with the increased percentage of higher yielding commercial and consumer loans, and the increase in non-interest bearing deposits, were the primary reasons for the increase in net interest income. The net interest margin as a percentage of average earning assets on a tax equivalent basis, was 4.5 percent, a decline from 4.7 percent in 1999.

Loan Loss Provision

The provision for loan losses was $1.864 million, an increase of $141 thousand or 8 percent from the 1999 provision of $1.723 million. The level of non-performing loans remains at a relatively low level compared to the peer group and has declined from a year ago.

Non-interest Income

Loan fee income declined by $164 thousand, or 8 percent, and the gain on sale of loans declined $1.059 million, or 34 percent, the result of lower volume of mortgage loan activity due to increased interest rates. Increases in service charges and other fee income of $1.423 million, or 22 percent, and other income of $286 thousand, more than offset the decline in loan fee, and loan sale, income.

Non-interest Expense

Non-interest expense has increased $2.231 million, or 8 percent. The addition of two Butte, Montana offices, staffing increases in the Boise, Sun Valley, and Bozeman offices, and other growth-related expenses are the primary reasons for the increases. Compensation, employee benefits and related expenses have increased $1.657 million, or 11 percent. Occupancy and equipment expense increased $658 thousand, or 16 percent, as our new data center was on-line this

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full year. Data processing fees paid to outside vendors, including data conversion expenses of $366 thousand, increased $98 thousand. Other expenses decreased $182 thousand or 2 percent. Included as other expense is amortization of intangibles of $559 thousand in 2000, and $305 thousand in 1999.

Efficiency Ratio

The efficiency ratio was 57 percent in 2000, down from 58 percent in 1999, an achievement given the reduction in the net interest margin ratio and decrease in mortgage origination income.

Pending Acquisitions

On September 14, 2000 the proposed acquisition of seven Wells Fargo & Company and First Security Corporation branches located in Boise, Nampa, Hailey, and Ketchum, Idaho and Brigham City and Park City, Utah by Mountain West Bank of Coeur d'Alene, Idaho was announced. The purchase includes approximately $185 million in deposits, $50 million in loans, and real estate and equipment of the branches. The acquisition is expected to be completed by March 16, 2001. Regulatory approvals have been received.

On September 20, 2000 the proposed acquisition of Missoula, Montana based WesterFed Financial Corporation ("WesterFed") with June 30, 2000 assets of $946 million, loans of $619 million, and deposits of $607 million was announced. WesterFed is the holding company for Western Security Bank Montana's largest savings bank with twenty-seven offices in fourteen Montana communities. The acquisition is expected to be completed February 28, 2001, pending approval by both company's shareholders. Regulatory approvals have been received.

"The branch purchases in Idaho and Utah strategically position us in some very attractive growth areas," said Blodnick. "The acquisition of WesterFed significantly increases our market share in Montana, particularly in Billings and Missoula, and allows us to continue promoting our philosophy of community banking to a much larger base of customers."

Following the completion of these acquisitions the company will be the largest publicly traded bank holding company headquartered in the inland northwest with assets of approximately $2 billion.

Cash Dividend

On December 27, 2000 the board of directors declared a $.15 cash dividend payable January 25, 2001 to shareholders of record on January 9, 2001.

Investment Presentations

Starting February 5, 2001 President and CEO Mick Blodnick begins a week long series of presentations organized by D. A. Davidson & Co. to mutual fund managers, and institutional investors, in Dallas, Houston, Chicago, Baltimore, New York, and Boston. He will be discussing the Company's operating strategy, financial overview of Company's performance, market area, and pro forma data showing completion of the pending acquisitions. Information that will be included in those presentations is available on the Company's web site on the Internet at www.glacierbank.com; click on "Investor Information".

Forward-Looking Statements

When used in this press release, the words or phrases "will likely result in", "are expected to", "will continue", "is anticipated", "estimate", or "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that

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could cause actual results to differ materially from historical earnings and those presently anticipated or projected including general economic conditions, business conditions in the banking industry, the regulatory environment, new legislation, vendor quality and efficiency, employee retention factors, rapidly changing technology and evolving banking industry standards, competitive standards, competitive factors including increased competition among financial institutions and fluctuating interest rate environments. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Readers should also carefully review the risk factors described in the company's most recent quarterly report on Form 10-Q for the period ending September 30, 2000, its Annual Report on Form 10-K for the period ending December 31, 1999 and other documents the company files from time to time with the Securities Exchange Commission.

Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from Glacier Bank of Kalispell, First Security Bank of Missoula, Glacier Bank of Whitefish, Glacier Bank of Eureka, Valley Bank of Helena, Big Sky Western Bank, all located in Montana, and Mountain West Bank located in Idaho.